EXHIBIT 10.2

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

[•]

(“Grantee”)

by Genuine Parts Company (the “Company”) of

[•]

restricted stock units (the “Units”) convertible, on a one-for-one basis, into shares of its common stock, par value $1.00 per share (“Stock”).

The Units are granted pursuant to and subject to the provisions of the Genuine Parts Company Amended and Restated 2015 Incentive Plan (the “Plan”) and to the terms and conditions set forth in this award certificate (the “Certificate”). By accepting the Units (as evidenced by Grantee electronically checking the box reading “Accept” for the 2025 Retention Grant named “2025 Retention RSU” via his or her Morgan Stanley Shareworks account), Grantee is agreeing to (i) the terms and conditions set forth in this Certificate and the Plan, and (ii) the protective covenants set forth on Addendum A to this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless accelerated in accordance with the Plan or as provided in Section 2 of the Terms and Conditions or otherwise in the discretion of the Committee, the Units will vest and become non-forfeitable in accordance with the following schedule, subject to Grantee’s Continuous Service through the vesting date:

Vesting Date	Percent of Units Vesting
September [•], 2028	100%

IN WITNESS WHEREOF, Genuine Parts Company, acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date, as indicated below.

GENUINE PARTS COMPANY

Christopher T. Galla
Senior Vice President
General Counsel and Corporate Secretary
Grant Date: September [•], 2025

TERMS AND CONDITIONS

1. Grant of Units. The Company hereby grants the Units to Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate. The Units are convertible, on a one-for-one basis, into shares of Stock.

2. Vesting of Units. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	On the Vesting Date (the “Regular Vesting Date”), subject to Grantee’s Continuous Service on such date;

(b)	on the termination of Grantee’s employment by the Company without Cause or the date Grantee resigns for Good Reason (as defined below);

(c)	on the termination of Grantee’s Continuous Service by reason of Grantee’s death or Disability

(d)

on the occurrence of a Change in Control, unless the Units are equitably converted or substituted by the surviving entity in connection with the Change in Control (which in either case may only be provided through a cash award or an award denominated and settled in publicly-traded securities); or

(e)

if the Units are equitably converted or substituted by the surviving entity in connection with a Change in Control (which in either case may only be provided through a cash award or an award denominated and settled in publicly-traded securities), on the termination of Grantee’s employment by the Company without Cause or Grantee resigns for Good Reason (as defined below) within two years after the effective date of the Change in Control.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (b), (c) or (e) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

“Good Reason” has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between Grantee and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” as used herein shall not apply to the Units under this Certificate. Notwithstanding the foregoing, Good Reason termination rights shall not be triggered with respect to the Units under this Certificate solely as a result of the Company’s common stock ceasing to be publicly-traded or the Company (or its successor) otherwise becoming a privately-held company).

3. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Section 2 above, vested Units will be converted to shares of Stock (the “Conversion Date”) on the earlier of (i) the effective date of a Change in Control, unless the Units are equitably converted or substituted by the surviving entity in connection with the Change in Control (which in either case may only be provided through a cash award or an award denominated and settled in publicly-traded securities) or (ii) the Regular Vesting Date. The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and statements of book entry notation of the shares of Stock in the name of Grantee shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date. Notwithstanding the foregoing, if Grantee’s Units vest as a result of Sections 2(b) or (c), the Units shall be settled in cash as soon as practicable after the Vesting Date in an amount equal to the value of the underlying shares of Stock on the Vesting Date and that the Units would have otherwise been converted into.

4. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any affiliate.

5. Dividend Equivalents. If any dividends or other distributions are paid with respect to shares of Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the shares of Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

6. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7. Payment of Taxes. Where applicable, Grantee will pay to the Company or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes of any kind (including social insurance contributions, payroll taxes and other related taxes, if any) required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the withholding requirement will be satisfied by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10. Clawback. The Units shall be subject to, and this Certificate incorporates by reference, any compensation recoupment policy of the Company currently in place (or subsequently instituted by the Company as necessary to comply with any applicable federal, state, or securities exchange laws or regulations).

11. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Code Section 409A. This Certificate shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

ADDENDUM A

1. Acknowledgments.

(a) Sufficient Consideration. Grantee acknowledges and agrees that he/she has received good and valuable consideration for entering into and agreeing to the terms of this Addendum A (this “Addendum”), including, without limitation, the grant of the Units pursuant to the Restricted Stock Unit Award Certificate to which this Addendum is attached, as well as access to and use of the Group’s Confidential Information (as that term is defined below) and access to the Group’s customer and employee relationships and goodwill.

(b) Access to Confidential Information, Relationships, and Goodwill. Grantee acknowledges and agrees that he/she is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Group, is not known in the trade or disclosed to the public, and would materially harm the Group’s legitimate business interests if it was disclosed or used in violation of this Addendum. Grantee also acknowledges and agrees that he/she is being provided and entrusted with access to the Group’s customer and employee relationships and goodwill. Grantee further acknowledges and agrees that the Group would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Grantee’s execution of and compliance with this Addendum. Grantee further acknowledges and agrees that the Group’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Group and are legitimate business interests that are properly subject to protection through the covenants contained in this Addendum.

(c) Potential Unfair Competition. Grantee acknowledges and agrees that as a result of his/her employment with the Company or a Group Company, his/her knowledge of and access to Confidential Information, and his/her relationships with the Group’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of this Addendum.

(d) No Undue Hardship. Grantee acknowledges and agrees that, in the event that his/her employment with the Company or a Group Company terminates, Grantee possesses marketable skills and abilities that will enable Grantee to find suitable employment without violating the covenants set forth in this Addendum.

(e) Voluntary Execution. Grantee acknowledges and affirms that he/she is executing this Addendum voluntarily, that he/she has read this Addendum carefully and had a full and reasonable opportunity to consider this Addendum (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into signing this Addendum.

2. Definitions. The following capitalized terms used in this Addendum shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a) “Company” means Genuine Parts Company.

(b) “Competitive Services” means (i) the retail and wholesale distribution of: industrial products; automotive replacement parts and supplies; industrial bearings and fluid; mechanical, electrical, and/or power transmission components; and (ii) the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company or any Group Company as of Grantee’s Termination Date, or during the one (1) year immediately prior to Grantee’s Termination Date).

(c) “Confidential Information” means any and all data and information relating to the Group, its activities, business, or clients that (i) is disclosed to Grantee, is conceived, created, developed, or produced by Grantee during his/her employment with the Company or a Group Company, or of which Grantee becomes aware as a consequence of his/her employment with the Company or a Group Company; (ii) has value to the Group; and (iii) is not generally known outside of the Group. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to, or concerning the Group: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Group, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Group. In addition to data and information relating to the Group, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Group by such third party, and that the Group has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Group.

(d) “Grantee” means the individual employee who has been granted units pursuant to the Restricted Stock Unit Award Certificate to which this Addendum is attached.

(e) “Group” means the Company and each Group Company.

(f) “Group Company” means each of the Company’s direct and indirect subsidiaries.

(g) “Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company or a Group Company; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company or a Group Company; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Grantee’s employment with the Company or a Group Company; or (iv) receiving compensation, commissions, or earnings within the two (2) years prior to the Termination Date that resulted from the sale or provision of products or services of the Company or a Group Company to a customer.

(h) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(i) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, advisor, director, officer, manager, employee, agent, representative, contractor, or consultant.

(j) “Protected Customer” means any Person to whom the Group has sold its products or services or actively solicited to sell its products or services, and with whom Grantee has had Material Contact on behalf of the Group during his/her employment with the Company or a Group Company.

(k) “Protective Covenants” means the protective covenants contained in Sections 3 through 8 hereof.

(l) “Restricted Period” means any time during Grantee’s employment with the Company or a Group Company, as well as one (1) year immediately following Grantee’s Termination Date.

(m) “Restricted Territory” means the (i) Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; and (ii) any other territory where Grantee is working on behalf of the Company or a Group Company during the one (1) year preceding the conduct in question (if the conduct occurs while Grantee is still employed by the Company or a Group Company) or the Termination Date (if the conduct occurs after Grantee’s Termination), as applicable.

(n) “Termination” means the termination of Grantee’s employment with the Company or a Group Company, for any reason, whether with or without cause, upon the initiative of either party.

(o) “Termination Date” means the date of Grantee’s Termination.

3. Restriction on Disclosure and Use of Confidential Information. Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any Person other than the Group, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Group to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees that he/she shall fully cooperate with the Group in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Addendum is not intended to, and does not, alter either the Group’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from: (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee; (b) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; or (c) disclosing information about a dispute involving a nonconsensual sexual act or sexual contact (including when the victim lacks capacity to consent), or a dispute relating to conduct that is alleged to constitute sexual harassment under applicable law. In addition, and anything herein to the contrary notwithstanding, Grantee is hereby given notice that he/she shall not be criminally or civilly liable under any federal or state trade secrets law for: (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (e) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Non-Competition. Grantee agrees that, during the Restricted Period, he/she will not, without prior written consent of the Company, directly or indirectly (a) carry on or engage in Competitive Services within the Restricted Territory on his/her own behalf or as a Principal or Representative of any Person, (b) provide management, executive oversight, consulting service, and/or related services to any Person engaged in Competitive Services anywhere within the Restricted Territory, or (c) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that Grantee may own or control 5% or less of all of the issued and outstanding securities of any such business that is publicly traded on a national market.

5. Non-Solicitation of Protected Customers. Grantee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services. Actions prohibited by this Section 5 include, but are not limited to, using social media platforms (including without limitation LinkedIn and Facebook) to make posts directed in whole or in part at Protected Customers, or to send unsolicited communications to Protected Customers regarding Competitive Services.

6. Non-Recruitment of Employees and Independent Contractors. Grantee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, within the Restricted Territory, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company or any Group Company to terminate his/her employment or other relationship with the Company or any Group Company or to enter into employment or any other kind of business relationship with Grantee or any other Person.

7. Non-Disparagement. Grantee agrees that during the Restricted Period, he/she shall not make, publish or communicate to any Person or in any public forum (including social media) any defamatory or disparaging remarks, comments or statements concerning the Group or any of its products, services, affiliates, directors, officers, or employees. Notwithstanding the foregoing, this provision does not in any way limit, restrict, or impede any of Grantee’s rights that are expressly reserved in Section 3, or in any way limit Grantee’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a government entity, or as otherwise required by law.

8. Return of Materials. Grantee agrees that he/she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Group that is in his/her possession or subject to his/her control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Group and its business (regardless of form, but specifically including all electronic files and data of the Group), together with all Confidential Information belonging to the Group or that Grantee received from or through his/her employment with the Company or a Group Company. Grantee will not make, distribute, or retain copies of any such information or property. To the extent that Grantee has electronic files or information in his/her possession or control that belong to the Group or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Grantee shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Group-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Grantee agrees that he/she will reimburse the Group for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he/she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if Grantee otherwise fails to comply with this provision.

9. Enforcement of Protective Covenants.

(a) Rights and Remedies Upon Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Grantee breaches, or threatens to breach, any of the Protective Covenants, the Company and/or any impacted Group Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Group and that money damages would not provide an adequate remedy to the Group. Grantee understands and agrees that if he/she violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Group at law or in equity. Grantee understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company and/or any impacted Group Company prevails in such legal action, the Company and/or any impacted Group Company, as applicable, will be entitled, in addition to any other remedy, to recover from Grantee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s and any impacted Group Company’s ability to enforce their rights under the Protective Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Addendum or any other event or transaction.

(b) Severability and Modification of Covenants. Grantee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Addendum or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be modified as such court may deem just and proper for the reasonable protection of the Group’s legitimate business interests and may be enforced by the Company and/or any impacted Group Company to that extent in the manner described above and all other provisions of this Addendum shall be valid and enforceable.

10. Disclosure of Addendum. Grantee acknowledges and agrees that, during the Restricted Period, he/she will disclose the existence and terms of this Addendum to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Grantee further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Grantee aware of the existence and terms of this Addendum.

11. Miscellaneous.

(a) Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Grantee agree that this Addendum shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Grantee agrees that the exclusive forum for any action to enforce this Addendum, as well as any action relating to or arising out of this Addendum, shall be the Superior Court of Cobb County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division. With respect to any such court action, Grantee hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The Company and Grantee agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Waiver of Jury Trial. EACH PARTY TO THIS ADDENDUM HEREBY AGREES TO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS ADDENDUM, THE TRANSACTIONS CONTEMPLATED HEREBY, AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(c) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Addendum shall not be deemed a waiver or relinquishment of any right granted in this Addendum or of the future performance of any such term or condition or of any other term or condition of this Addendum, unless such waiver is contained in a writing signed by the party making the waiver (which consent shall recite the specific provision affected), and not by any course of dealing, oral understandings, detrimental reliance or any act or failure to act on the part of any party or parties.

(d) Assignment. This Addendum can be assigned by the Company without Grantee’s consent and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty of this Addendum may be assigned by Grantee without the prior written consent of the Company. This Addendum expressly authorizes the enforcement of all restrictive covenants by an assignee or successor of the Company.

(e) Third-Party Beneficiaries. The Group Companies are intended third-party beneficiaries of the Company’s rights and Grantee’s obligations under this Addendum and shall have the right to enforce such rights and obligations in their own name.